EXHIBIT 15.1



                               Arthur Andersen LLP






May 20, 1998


Alabama Power Company
600 North 18th Street
Birmingham, AL 35291



Ladies and Gentlemen:

We are aware that Alabama Power Company has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended March 31, 1998 which includes our report on Alabama Power Company dated May 6, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/Arthur Andersen LLP